SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2014

American Locker Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-439	16-0338330
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2701 Regent Blvd., Suite 200

DFW Airport, Texas 75261

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 329-1600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01     Entry into a Material Definitive Agreement

Reference is made to Item 2.01, which is hereby incorporated herein to the extent applicable.

Item 2.01     Completion of Acquisition or Disposition of Assets

American Locker Group Incorporated (the “Company”) and certain of its subsidiaries are parties to a Loan Agreement, dated September 30, 2013, as amended or modified (the “Loan Agreement”), with Triumph Savings Bank, SSB (“Triumph”), pursuant to which the Company and its subsidiaries borrowed funds from Triumph under a $2.8 million revolving credit facility and a $1.2 million term loan (outstanding indebtedness under the Loan Agreement is referred to as the “Indebtedness”). The Company’s obligations under the Loan Agreement were secured by a first priority security interest in all of the assets of the Company and its subsidiaries (the “Collateral”). As previously reported in the Quarterly Report on Form 10-Q filed with the SEC on August 14, 2014, the Company is in default under the Loan Agreement.

As previously disclosed by the Company in the Current Report on Form 8-K filed with the SEC on November 13, 2014, the Company received an unsolicited, non-binding proposal from The Anderson Group, LLC (“Anderson”), a private equity firm that owns and operates numerous manufacturing enterprises throughout the United States, to acquire substantially all of the assets of the Company and its subsidiaries. Anderson proposed to acquire the assets from Triumph in a private foreclosure upon Triumph’s foreclosure of the same from the Company. Triumph and Anderson have been negotiating the terms of such private foreclosure sale. On November 28, 2014, the Company received from Triumph a notice of intent to accelerate the Indebtedness. On December 1, 2014, Triumph notified the Company that Triumph was accelerating Indebtedness and making demand for immediate payment.

On December 2, 2014, the Company, Triumph and CKI Locker, LLC (“CKI”), a subsidiary of one of Anderson’s portfolio companies, entered into a Consent, Acknowledgement of Default, Surrender of Possession and Waiver and Release Agreement (the “Surrender Agreement”), pursuant to which the Company and its subsidiaries:

-	acknowledged that they are in default under the Loan Agreement and that they are unable to pay their obligations owed to Triumph under the Loan Agreement;
-

acknowledged that Triumph may exercise it remedies as provided in the Loan Agreement and under applicable law, and waived any rights they may have to any additional notices with respect to Triumph’s intent to accelerate and any notices with respect to the sale or disposition by Triumph of the Collateral;

-	surrendered possession of the Collateral to Triumph and agreed that Triumph may take immediate possession of such Collateral;
-

consented to Triumph’s execution and delivery of an asset purchase agreement between Triumph and CKI (the “Asset Purchase Agreement”), pursuant to which Triumph intended to sell the Collateral to CKI in a private foreclosure sale; and

-	agreed to cooperate with Triumph and CKI in connection with Triumph’s private foreclosure sale to CKI.

As a result of the surrender of Collateral to Triumph pursuant to the Surrender Agreement, the Company has no operating assets and has ceased conducting business.

In connection with the private foreclosure sale to CKI, the Company has entered into a Cooperation and Support Agreement with CKI pursuant to which the Company agreed to cooperate with Triumph and CKI to facilitate the transfer of Collateral to CKI.

Contemporaneously with the effectiveness of the Surrender Agreement, Triumph and CKI executed and delivered the Asset Purchase Agreement and related documents to consummate the private foreclosure sale. None of the Company or its subsidiaries are parties to the Asset Purchase Agreement or any of the other sale documents.

At the time of foreclosure, the outstanding amount of principal and accrued interest owing from the Company and its subsidiaries to Triumph was approximately $2.5 million. Upon the consummation of the private foreclosure sale, the outstanding amount of principal and accrued interest owing from the Company and its subsidiaries was paid in full.

The foregoing summary of the Surrender Agreement is qualified in its entirety by the terms and provisions of the Surrender Agreement, a copy of which is attached hereto as Exhibits 10.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

10.1

Consent, Acknowledgement of Default, Surrender of Possession and Waiver and Release Agreement dated December 2, 2014 by and among American Locker Group Incorporated, certain of its subsidiaries, CKI Locker, LLC and Triumph Savings Bank, SSB.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED

Date: December 5, 2014	By:	/s/ Anthony B. Johnston
Anthony B. Johnston
President and Chief Executive Officer